Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina (336) 783-3900 FAX (336) 789-3687

For Immediate Release	For additional information, please contact:
October 28, 2008	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Profits of $456,726

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (SRYB) (the “Company”) today reported earnings of $456,726 or $.13 per fully diluted share for the third quarter of 2008. This represents a 38.5 percent decrease in profitability from the third quarter of 2007, when the Company reported earnings of $742,758 or $.21 per fully diluted share.

The decrease in earnings results from an 18.1 percent decrease in net interest income from $2,193,785 in the third quarter of 2007 to $1,796,823 in 2008. This is due to the steep reduction of interest rates since the third quarter of 2007 and the resulting contraction of the net interest margin.

“Surrey Bancorp continues to be strong and profitable, despite the difficult and uncertain economic climate,” Edward W. (Ted) Ashby III, President and CEO said. “Independent sources give the company excellent ratings for capital adequacy, liquidity, and credit quality. Management and the Board of Directors have always placed great importance on operating the company conservatively and profitably. These decisions have provided the capital and liquidity necessary to withstand the current situation.”

“Our asset quality remains strong. We have always monitored our loan portfolio closely, and taken prompt action to minimize problem loans. Given the current environment, we will be even more diligent in identifying troubled credits and working with borrowers to find acceptable solutions,” Ashby said.

The provision for loan losses decreased from $192,592 in the third quarter of 2007 to $161,791 during the current quarter. This reduction results from lower loan loss provisions in the Company’s finance subsidiary due to fewer charge-offs and a reduction of approximately 40 percent in outstanding loan balances from the third quarter of 2007.

Non-interest income decreased from $607,259 to $592,490, or 2.4 percent, from the 2007 quarter end total primarily due to a reduction in mortgage related activities. Non-interest expenses increased 5.7 percent in the third quarter of 2008 compared to the same period in 2007 from $1,453,360 to $1,536,756. This increase is primarily attributable to increases in salaries and employee benefits expense.

Total assets were $205,527,349 as of September 30, 2008, a decrease of 0.5 percent from the $206,516,320 reported as of September 30, 2007. Net loans increased 10.1 percent to $170,883,912, compared to $161,217,878 at the end of the third quarter of 2007.

Asset quality remained strong with delinquency levels and loan losses comparing favorably to industry averages. Non-performing assets represents 0.26 percent of total assets at September 30, 2008, compared to 0.09 percent in 2007. Loan loss reserves were $3,048,849 or 1.75 percent of total loans as of September 30, 2008.

Total deposits increased to $166,037,945 at the end of the third quarter, a 0.5 percent increase from the $165,272,972 reported at the end of the third quarter of 2007.

Net income for the nine months ended September 30, 2008, was $1,295,869, or $0.36 per diluted share, compared to $2,218,500, or $0.62 per diluted share, for the same period in 2007.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30 2008	December 31 2007	September 2007
	(unaudited)		(unaudited)
Total assets	$205,527	$210,957	$206,516
Total loans	173,933	169,238	163,833
Investments	21,592	31,761	32,800
Deposits	166,038	171,180	165,273
Borrowed funds	12,675	14,656	14,983
Stockholders’ equity	24,165	22,983	22,914
Non-performing assets to total assets	0.26%	0.17%	0.09%
Loans past due more than 90 days to total loans	0.01%	0.03%	0.02%
Allowance for loan losses to total loans	1.75%	1.64%	1.60%
Book value per common share	$6.80	$6.44	$6.42

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income	$3,099	$3,823	$9,536	$11,249
Interest expense	1,302	1,629	4,275	4,774
Net interest income	1,797	2,194	5,261	6,475
Provision for loan losses	162	193	397	425
Net interest income after provision for loan losses	1,635	2,001	4,863	6,050
Noninterest income	592	607	1,742	1,896
Noninterest expense	1,537	1,453	4,659	4,537
Net income before taxes	691	1,155	1,947	3,409
Provision for income taxes	234	412	651	1,190
Net income	457	743	1,296	2,219
Preferred stock dividend declared	30	30	89	90
Net income available to common shareholders	$427	$713	$1,207	$2,129
Basic net income per share	$0.13	$0.23	$0.38	$0.68
Diluted net income per share	$0.13	$0.21	$0.36	$0.62
Return on average total assets *	0.89%	1.50%	0.85%	1.52%
Return on average total equity *	7.60%	13.09%	7.32%	13.61%
Yield on average interest earning assets	6.37%	8.10%	6.56%	8.07%
Cost of funds	2.92%	3.75%	3.20%	3.71%
Net yield on average interest earning assets	3.69%	4.65%	3.62%	4.65%
Overhead efficiency ratio	64.32%	51.89%	66.52%	54.21%
Net charge-offs/average loans	0.03%	0.09%	0.08%	0.21%

*	annualized for all periods presented

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